Exhibit 99.1

FOR IMMEDIATE RELEASE

May 1, 2009

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS FIRST QUARTER 2009 RESULTS;

REACHES AGREEMENT TO EXTEND REVOLVING CREDIT FACILITY

ATLANTA, Georgia—Caraustar Industries, Inc. (NASDAQ: CSAR) today announced that sales from operations for the first quarter ended March 31, 2009 were $159.3 million compared to sales of $216.5 million for the same quarter in 2008. Net loss for the first quarter of 2009 was $4.4 million, or $0.15 per share, compared to 2008 first quarter income of $0.2 million, or $0.01 per share. The first quarter 2009 and 2008 results from operations included restructuring and impairment costs of approximately $9.5 million, or $0.21 per share, and $0.7 million, or $0.02 per share, respectively. The $9.1 million decrease in pre-tax results was primarily attributable to higher restructuring and impairment costs of $8.8 million, increased pension expense of $2.3 million, and higher professional fees of $1.9 million related to efforts to restructure the company’s 7.375 percent Senior Notes maturing on June 1, 2009. These costs were partially offset by lower salaries and a reduction in other employee benefit expenses of $1.9 million and lower interest expense of $0.4 million.

Total paperboard volume for the first quarter of 2009 decreased approximately 73.4 thousand tons, or 31.4 percent, compared to the same quarter last year. The decrease was attributable to 33.4 thousand tons of lower gypsum facing paper and other specialty paperboard tons from PBL (Premier Boxboard Limited LLC), which membership interest was sold on July 24, 2008, an 8.8 thousand ton decrease in other (non-PBL) gypsum facing paper, and a 16.3 thousand ton decrease in tube and core board. The decrease in gypsum facing paper production is associated with declines in the construction industry, and the shortfall in the tube and core segment is attributable to lower overall demand due to the recessionary economic conditions. The company operated 3 fewer paperboard mills in the first quarter of 2009 compared to the same period last year. In the first quarter of 2009, Caraustar’s mill capacity utilization was 93.3 percent, compared to industry capacity utilization of 82.6 percent.

Michael J. Keough, president and chief executive officer of Caraustar, commented, “Overall, we were pleased with the results of operations in the first quarter. Despite a challenging economic backdrop, the company was able to deliver solid results. Our employees continue to remain focused on meeting customers’ needs and operational excellence and, we see the benefits of their focus and hard work.

– more –

P. O. BOX 115 • AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX • 5000 AUSTELL-POWDER SPRINGS ROAD • SUITE 300

AUSTELL, GA 30106-3227 • PHONE 770 • 948 • 3101

www.caraustar.com

Our operations are running safer than they have ever run. Our first quarter 2009 results, however, were impacted by weaker volume, particularly in our tube and core business, as industrial production remained slow. We recouped some losses due to lower fiber costs, quarter-over-quarter. We are beginning to see margin compression as fiber costs rise and capacity utilization decreases because of declining demand.”

Mr. Keough further commented, “We continue discussions with the ad hoc committee of our senior noteholders with respect to a restructuring of our debt obligations. We will disclose additional information as appropriate.”

Liquidity

The company ended the quarter with a cash balance of $25.6 million compared to $35.5 million at December 31, 2008. For the quarters ended March 31, 2009 and 2008, the company used $9.0 million and $3.7 million, respectively, of cash from operating activities. The $5.3 million increase in cash used was primarily due to increased working capital. Capital expenditures decreased quarter-over-quarter to $1.0 million from $3.9 million in 2008.

As of March 31, 2009, the company had $25.6 million of availability under its Senior Credit Facility, after giving effect to $16.0 million in letters of credit and the $20.0 million minimum availability reserve, both of which reduce availability. The company executed an amendment to its Senior Credit Facility to defer until May 8, 2009 notification to the participating lenders in the bank group of the company’s plan to refinance or defease the 7.375 percent Senior Notes. As of April 30, 2009, the company is obligated to apply cash receipts to any outstanding balance drawn on its revolving credit line. There is no balance drawn on the credit line and the company believes that it has sufficient cash on hand to fund current operations. However, as noted above, our 7.375 percent Senior Notes mature on June 1, 2009. Given the significant constraints in the credit markets, we believe we would be unable to refinance our notes prior to maturity. Accordingly, continuing as a going concern is dependent on us reaching satisfactory agreement with the holders of the 7.375 percent Senior Notes with respect to a restructuring. It is not possible to determine whether we will reach an agreement with our noteholders or to assess the feasibility and timing of the implementation of any proposed restructuring. We expect to be able to continue to service our customers’ needs and will work to minimize disruptions to our operations caused by this uncertainty.

Caraustar Industries, Inc. is one of North America’s largest integrated manufacturers of 100% recycled paperboard and converted paperboard products. The company is a socially responsible corporation, is committed to environmentally sound practices and is dedicated to providing customers with outstanding value through innovative products and services. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes and cores; folding cartons; gypsum facing paper and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business plans and industry trends and their potential impact on the company’s business and financial results. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Examples of forward looking statements in this press release include, but are not limited to, those related to our ongoing discussions with the holders of our 7.375 percent Senior Notes related to a restructuring of our outstanding obligations. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, the Company’s ability to continue as a going concern, the Company’s potential need to seek bankruptcy court protection, the Company’s ability to negotiate a restructuring of its outstanding obligations, the effect that a potential bankruptcy filing and the “going concern” disclosure included in the opinion of the Company’s independent public accounting firm will have on the Company’s relationships with customers, suppliers, vendors and employees, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases and energy surcharges, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, future financing plans and needs, the impact on the company of its results of operation in recent years and the sufficiency of its financial resources to absorb the impact, changes in government regulations and the company’s ability to service its substantial indebtedness. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and Form and 8-K, as amended, filed with or furnished to, the Securities Commission and are specifically incorporated by reference into this press release. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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Caraustar Industries, Inc.

Unaudited Supplemental Data

Volume Sold (tons):

	In thousands
	Q1 2009	Q4 2008	Q3 2008	Q2 2008	Q1 2008
CSAR Mill Tons Sold (Market) *	61.5	61.9	92.0	112.0	114.6
CSAR Mill Tons Converted	66.4	64.2	82.9	84.9	82.0

Total CSAR Mill Tons *	127.9	126.1	174.9	196.9	196.6
Outside Paperboard Purchased	32.7	32.3	45.0	38.5	37.4

Total Paperboard Controlled *	160.6	158.4	219.9	235.4	234.0

Tube & Core Tons	56.0	56.5	77.4	74.8	72.3
Folding Carton Tons	55.1	51.1	63.5	59.5	62.5
Gypsum Paper Tons *	10.9	9.6	26.7	50.7	50.6
Other Specialty Tons *	38.6	41.2	52.3	50.4	48.6

Total Paperboard Controlled *	160.6	158.4	219.9	235.4	234.0

PBL gypsum facing and other specialty paper sold *	0.0	0.0	11.8	36.2	33.4

Changes in Selling Price and Costs ($/ton):

	Q1 2009 vs. Q1 2008	Q1 2009 vs. Q4 2008
Mill Average Selling Price	$21.7	$(6.7)
Mill Average Fiber Cost	(89.6)	(40.4)
Mill Average Fuel & Energy Cost	(0.6)	(0.5)

Net Increase	$111.9	$34.2

Tubes and Cores Average Selling Price	$13.1	$3.5
Tubes & Cores Average Paperboard Cost	12.0	8.2

Net Increase (Decrease)	$1.1	$(4.7)

Reconciliation of Net Cash (Used in) Provided by Operations to Earnings Before Interest,

Taxes, Depreciation and Amortization (as defined by our Senior Credit Facility Agreement):

	In thousands
	Q1 2009	Q4 2008	Q3 2008	Q2 2008	Q1 2008
Net cash (used in) provided by operating activities	$(9,002)	$696	$11,362	$2,043	$(3,718)
Changes in working capital items and other	16,243	(8,140)	(3,396)	198	9,786
(Benefit) provision for income taxes	(4,103)	8,014	(24,090)	(3,327)	437
Change in deferred taxes	—	(5,286)	24,752	3,339	(361)
Interest expense	3,923	3,908	3,999	4,214	4,328
Return of investment in unconsolidated affiliates	—	—	182	713	1,085

EBITDA **	$7,061	$(808)	$12,809	$7,180	$11,557

*	Includes gypsum facing and other specialty paper sold by Caraustar’s previously 50%-owned, unconsolidated Premier Boxboard (“PBL”) joint venture.
**	This item is not a financial measure under generally accepted accounting principals (GAAP) in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful in evaluating the Company’s ongoing comparable operating results, cash position and its ability to generate cash. The tables above include a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For the Three Months Ended March 31,
	2009	2008
Sales	$159,339	$216,502
Cost of goods sold	128,329	188,375
Selling, general and administrative expenses	26,220	24,436

Income from operations before restructuring and impairment costs	4,790	3,691
Restructuring and impairment costs	9,514	722

(Loss) income from operations	(4,724)	2,969
Other (expense) income:
Interest expense	(3,923)	(4,328)
Interest income	75	24
Equity in income of unconsolidated affiliates	—	1,915
Other, net	72	20

	(3,776)	(2,369)

(Loss) income before income taxes	(8,500)	600
Benefit (provision) for income taxes	4,103	(437)

Net (loss) income	$(4,397)	$163

Basic (loss) income per common share
Net (loss) income	$(0.15)	$0.01

Weighted average number of shares outstanding	28,749	28,651

Diluted (loss) income per common share
Net (loss) income	$(0.15)	$0.01

Diluted weighted average number of shares outstanding	28,749	28,738

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$25,550	$35,514
Receivables, net of allowances	61,791	56,389
Inventories	52,942	53,728
Current deferred tax assets	396	—
Other current assets	6,679	7,084
Assets of discontinued operations held for sale	96	96

Total current assets	147,454	152,811

Property, plant and equipment:
Land	9,360	9,541
Buildings and improvements	73,358	78,153
Machinery and equipment	364,664	403,965
Furniture and fixtures	32,372	32,511

	479,754	524,170
Less accumulated depreciation	(270,653)	(305,327)

Property, plant and equipment, net	209,101	218,843

Other assets	10,268	10,096

	$366,823	$381,750

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Current maturities of debt	$190,092	$190,597
Accounts payable	30,408	35,481
Accrued interest	5,744	1,616
Accrued compensation	7,089	11,233
Accrued pension	496	496
Capital lease obligations	5	11
Income taxes payable	—	3,198
Other accrued liabilities	17,264	20,586

Total current liabilities	251,098	263,218

Long-term debt, less current maturities	36,568	36,431

Pension liability	73,832	73,774

Other liabilities	15,352	16,305

Shareholders’ equity (deficit)
Common stock	3,003	2,995
Additional paid-in capital	194,156	193,846
Retained deficit	(138,236)	(133,839)
Accumulated other comprehensive loss	(68,950)	(70,980)

Total shareholders’ deficit	(10,027)	(7,978)

	$366,823	$381,750

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Three Months Ended March 31,
	2009	2008
Operating activities:
Net (loss) income	$(4,397)	$163
Depreciation and amortization	4,485	4,544
Equity-based compensation expense	319	438
Restructuring and impairment costs	6,834	562
Deferred income taxes	—	361
Equity in income of unconsolidated affiliates	—	(1,915)
Distributions from unconsolidated affiliates	—	1,915
Changes in operating assets and liabilities, net of acquisitions	(16,243)	(9,786)

Net cash used in operating activities	(9,002)	(3,718)

Investing activities:
Purchases of property, plant and equipment	(1,014)	(3,934)
Proceeds from disposal of property, plant and equipment	64	61
Acquisition of businesses, net of cash acquired	—	(5,293)
Changes in restricted cash	(6)	(23)
Return of investment in unconsolidated affiliates	—	1,085

Net cash used in investing activities	(956)	(8,104)

Financing activities:
Proceeds from senior credit facility – revolver	—	48,172
Repayments of senior credit facility – revolver	—	(41,298)
Repayments of senior credit facility – term loan	—	(1,459)
Payments for capital lease obligations	(6)	(51)

Net cash (used in) provided by financing activities	(6)	5,364

Net change in cash and cash equivalents	(9,964)	(6,458)
Cash and cash equivalents at beginning of period	35,514	6,548

Cash and cash equivalents at end of period	$25,550	$90

Supplemental Disclosures:
Cash payments for interest	$100	$679

Income tax payments, net of refunds	$66	$4